DATARAM CORPORATION

CONTACT
Mark Smith                                      Phyllis Reiman
JPR Communications                              Sr. Marketing Manager
808-884-8282                                    Dataram Corporation
skyp:jprmark                                    609-799-0071 x2232
marks@jprcom.com                                phyllis.reiman@dataram.com



        Dataram Unveils XcelaSAN Storage Optimization Appliance

      XcelaSAN dramatically accelerates application performance by supercharging existing SAN infrastructures

Princeton, NJ, September 28, 2009 -DATARAM CORPORATION [NASDAQ: DRAM], a worldwide leader of advanced memory solutions, today unveiled the XcelaSAN storage optimization appliance, the industry's first solution to seamlessly deliver up to 30x performance improvement to existing applications.

The XcelaSAN storage optimization appliance augments existing storage systems by transparently applying intelligent caching algorithms that serve the most active block-level data from high speed solid state storage, creating an intelligent, virtual solid state SAN.

"Dataram has been providing customers with performance optimization for more than 40 years. The XcelaSAN is an innovative solution which enables mid-sized organizations to seamlessly increase the performance of their existing business-critical applications within an hour of installation," noted John Freeman, Dataram's President and CEO, "These gains come without making changes to the customer's existing storage systems, servers or applications."

By accessing under-utilized disk capacity and optimizing data performance of existing storage systems, XcelaSAN eliminates the need for additional hardware to increase application performance -- providing investment protection by extending the life of the existing infrastructure and lowering the overall cost of storage ownership for organizations. In addition, as the customer's storage infrastructure changes or consolidates, those new components will automatically benefit from the XcelaSAN storage optimization technology.

"Dataram has years of experience, which is evident in the sound mix of technology and capability in its new XcelaSAN offering," said Mark Peters, Senior Analyst at the Enterprise Strategy Group."The sweet spot for its intended mid-market users is a combination of performance, value and ease. By delivering immediate performance and ROI improvements with its sophisticated and automated cache and flash integration - which also precludes the need for a wholesale storage system replacement -- the company is aimed in just the right place."

Traditional approaches to application performance problems often involve costly hardware upgrades and over-provisioning of storage capacity to increase performance. These approaches fail to efficiently scale to adequately address the higher volume of data-intensive transactions required of mid-range storage systems today.

"It is now well understood that the benefit of a solid state infrastructure for compute-intensive environments is higher application performance with less equipment and lower operational costs," said Jason Caulkins, Dataram Chief Technologist. "The question is no longer 'How can I benefit from solid state storage?' but 'How do I best implement solid state in my existing infrastructure?' With XcelaSAN, we enable organizations with performance intensive applications to seamlessly add a dynamic, intelligent solid state storage tier to their existing SAN environment."

The XcelaSAN is a cost-effective, highly available solution with industry-best pricing per I/O. It connects to a storage network using eight 4Gb/s Fibre Channel ports and can connect to the storage switch fabric or directly to back-end storage. The XcelaSAN leverages Dataram's 42-year history of memory and storage expertise to deliver enterprise-level reliability, availability and scalability - including hot-swappable, redundant power supplies, ECC, chip kill, internal mirrored flash drives and active-active SAN configurations, with no single point of failure. The XcelaSAN transparently installs in about an hour with no new host software required. The system is managed through a web-based browser for user-friendly operation.

The XcelaSAN begins shipping during Q4 in the United States and in 1H 2010 throughout Europe and Asia. Pricing starts at $65,000 and will be available through select resellers. Additional information is available at http://www.dataram.com

About Dataram

Founded in 1967, Dataram Corporation is a recognized worldwide leader in the manufacture of high quality computer memory, storage and software products. The company delivers value to its customers through solutions that optimize data center and application performance, while at the same time delivering significant cost savings without introducing risk. Dataram products and solutions are deployed in 70 of the Fortune 100 companies and governmental agencies including the Department of Defense who use Dataram products for the most demanding mission critical applications. For more information about Dataram, visit www.dataram.com



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